EXHIBIT 5.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398 www.procopio.com

December 16, 2019

Axim Biotechnologies, Inc.

45 Rockefeller Plaza, 20th Floor, Suite 83

New York, NY 10111

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Axim Biotechnologies, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of up to 12,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) to be offered on an immediate, continuous or delayed basis by the Company pursuant to provisions of Rule 415 under the Securities Act of 1933, as amended (the “Act”) pursuant to a registration statement on Form S-3 (File No. 333-220155) (the “Registration Statement”) and the related Prospectus and Prospectus Supplement, as amended, filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement, as amended.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issuance of the Shares.

As special counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof:

The Shares being offered by the Company and which are being registered in the Prospectus, when issued, sold and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable and shall constitute registered shares under the Prospectus.

We do not express any opinion herein concerning any law other than the laws of the State of Nevada, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission and to the use of our name under the caption “Legal Matters” in the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Shares. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP
Procopio, Cory, Hargreaves & Savitch LLP